UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	06-1236189

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Three Enterprise Drive
Shelton, CT 06484
(Address, including zip code, of Principal Executive Offices)

TranSwitch Corporation 2008 Equity Incentive Plan

(Full title of the plan)

Dr. M. Ali Khatibzadeh
President and Chief Executive Officer
TranSwitch Corporation
Three Enterprise Drive
Shelton, Connecticut 06484
(Name and address of agent for service)

(203) 929-8810
(Telephone number, including area code, of agent for service)

Copies of Communications to:
Timothy Maguire, Esq.
Pierce Atwood LLP
100 Summer Street, Suite 2250
Boston, MA 02110
617-488-8100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

 CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
2008 Equity Incentive Plan	2,000,000	(1)	$0.83	(2)	$1,660,000	(3)	$190.24	(3)
Common Stock, $.001 par value

(1)	Represents the additional number of shares of TranSwitch Corporation (the “Registrant”) common stock, par value $0.001 per share (the “Common Stock”), that may be granted under the Registrant’s 2008 Equity Incentive Plan, as amended (the “2008 Plan”). The shares of Common Stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the Registrant's common stock that may become issuable as a result of any stock splits, stock dividends or similar event.

(2)	The price of $0.83 per share, which is the average of the high and low prices reported on The Nasdaq Capital Market on August 24, 2012, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c).

(3)	Pursuant to General Instruction E of Form S-8, the registration fee is being paid solely with respect to the additional 2,000,000 shares being registered hereunder and the aggregate offering price and amount of registration fee is set forth only for such 2,000,000 additional shares.

EXPLANATORY NOTE

The Company effected a one-for-eight reverse stock split (the “Reverse Stock Split”) on November 23, 2009 (the “Effective Time”).  As a result of the Reverse Stock Split, each eight shares of the Company’s Common Stock that were issued and outstanding or held in treasury at the Effective Time were automatically combined into one share.  The number of shares registered pursuant to this Registration Statement reflects the Reverse Stock Split.

All outstanding awards under the Company’s 2008 Plan for which the underlying shares of Common Stock have been previously registered with the Securities and Exchange Commission, have also been adjusted to reflect the Reverse Stock Split. The Registration Statements covering the shares issuable under such plan provide for an automatic adjustment in the shares registered as a result of stock dividends and stock splits.

INCORPORATION OF PRIOR REGISTRATION STATEMENTS BY REFERENCE

This Registration Statement on Form S-8 is filed by the Registrant to register an additional 2,000,000 shares of Common Stock (the “Additional Shares”) which may be awarded under the 2008 Plan pursuant to an amendment to the 2008 Plan authorized by the stockholders of the Registrant on May 17, 2012.  The Additional Shares are in addition to the 15,000,000 shares (1,875,000 shares as a result of the Reverse Stock Split) originally registered under the 2008 Plan on Form S-8 ((File No. 333-15113) the “2008 Plan Initial Registration Statement”) filed on May 22, 2008, the 10,570,000 shares (1,321,250 shares as a result of the Reverse Stock Split) registered under the 2008 Plan on Form S-8 ((File No. 333-161231) the “Second 2008 Plan Registration Statement”) filed on August 10, 2009 and the 2,000,000 shares (which were registered after, and reflect, the Reverse Stock Split) registered under the 2008 Plan on Form S-8 ((File No. 333-167324) the “Third 2008 Plan Registration Statement”) filed on June 4, 2010.

This Form S-8 Registration Statement registers the Additional Shares and pursuant to General Instruction E of Form S-8, incorporates by reference the contents of the 2008 Plan Initial Registration Statement, the Second 2008 Plan Registration Statement and the Third 2008 Plan Registration Statement.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.     Exhibits.

     The following documents are filed as exhibits to this Registration Statement:

Exhibit	Document Description

4.1	TranSwitch Corporation 2008 Equity Incentive Plan, as amended (previously filed as Exhibit 4.1 to TranSwitch Corporation’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 22, 2012 and incorporated herein by reference).

5.1	Opinion of Pierce Atwood LLP.

23.1	Consent of Marcum LLP.

23.2	Consent of UHY LLP.

23.3	Consent of Pierce Atwood LLP (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on the Signature Page of this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelton, State of Connecticut, on this 28th day of August, 2012.

TRANSWITCH CORPORATION

By:	/s/ M. Ali Khatibzadeh
Dr. M. Ali Khatibzadeh President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally Dr. M. Ali Khatibzadeh and Mr. Robert Bosi his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the respective dates indicated.

Signature	Title	Date

/s/ M. Ali Khatibzadeh	President, Chief Executive Officer and Director	August 28, 2012
Dr. M. Ali Khatibzadeh	(Principal Executive Officer)

/s/ Robert A. Bosi	Vice President and Chief Financial Officer	August 28, 2012
Mr. Robert A. Bosi	(Principal Financial and Accounting Officer)

/s/ Gerald Montry	Director	August 28, 2012
Mr. Gerald Montry

/s/ Faraj Aalaei	Director	August 28, 2012
Mr. Faraj Aalaei

/s/ Thomas Baer	Director	August 28, 2012
Mr. Thomas Baer

/s/ Herbert Chen	Director	August 28, 2012
Mr. Herbert Chen

/s/ Sam Srinivasan	Director	August 28, 2012
Mr. Sam Srinivasan

/s/ Richard Lynch	Director	August 28, 2012
Mr. Richard Lynch